Exhibit 10.1

MINING LEASE AND AGREEMENT

Between:	SUNSHINE PRECIOUS METALS, INC., “Sunshine” a Delaware Corporation, Lessor; and

and

STERLING MINING COMPANY, “Sterling” an Idaho Corporation, Lessee

RECITALS:

Sunshine is the owner and lessee of certain mineral rights in Shoshone County, Idaho, as more particularly set forth in Exhibits “A”, “B” and “C”. Sunshine hereby leases those mineral rights to Sterling for the purposes of exploration, development and mining. Sunshine also owns certain mining equipment and personal property more particularly set forth in Exhibit “D”. The rights and obligations of each party are set forth herein, and the parties agree that the whole agreement between them is herein written. American Reclamation, Inc. is the majority shareholder of Sunshine, and its consent and approval of this Lease is necessary.

THE PARTIES HERETO AGREE AS FOLLOWS:

SECTION 1. DEFINITIONS.

Unless the context otherwise specifies or requires, the terms defined in this Section 1 shall for all purposes of this Lease have the meanings herein specified, the following definitions to be equally applicable to both singular and plural forms of any of the terms therein defined.

1.1 The term “Sunshine” means Sunshine Precious Metals, Inc., a Delaware Corporation, the Lessor pursuant to this Lease and Agreement.

1.2 The term “Sterling” means Sterling Mining Company, an Idaho Corporation authorized to do business in the State of Idaho, the Lessee under the terms of this Lease and Agreement.

1.3 The terns “Property”, being leased herein to Sterling, means all mineral rights, title and interest of Sunshine, including leased rights, in the asset commonly known as Sunshine Mine & Mill, including equipment and all mineral and ore in place in that portion of Sunshine’s property described in Exhibits “A”,

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“B”, “C”, “D” and “E” located in Shoshone County, Idaho. Surface rights are not included herein except to the extent they are necessary for specific mine-related operations, such as, but not by way of limitation, the surface of the mine and mile facilities, mine yard, storage yards, and parking lots.

1.3.1. “Minerals” shall mean gold, silver, platinum, antimony, mercury, copper, lead, zinc, and all other mineral elements, mineral compounds and geothermal resources, whether the same are known to exist on the Property or are discovered on the Property after the Effective Date and regardless of the method of extraction, mining or processing the same, whether known to exist or invented or developed after the Effective Date.

1.3.2 Water Rights: Sunshine leases to Sterling those water rights in the amount necessary to operate the mining and processing facilities and activities related thereto, that are appurtenant to the property subject to the regulations of the State concerning the appropriation and taking of water. Sterling shall have the right to appropriate and use water, to drill wells for the water on the Property, and to lay and maintain all necessary water uses as may be required by Sterling in its operations on the Property.

1.3.3 The Property is further described in Exhibit “D”, which is intended to further describe the intent of the parties as to the extend and nature of the Property the subject of this Lease. The language of Exhibit “D” is not to be construed as placing any requirement on Sunshine to provide or supply and equipment other than the equipment permanently affixed to the Property at the time of the execution of this Lease.

1.5 The term “Effective Date” means. June 6, 2003.

SECTION 2. REPRESENTATION OF TITLE.

2.1 With respect to the Property, Sunshine covenants, represents and warrants, which covenants, representations and warranties shall survive termination of this Lease, that: (a) Sunshine holds the entire and undivided legal and equitable interests in the Property, subject to the paramount title of the United States in and to the unpatented claims and other matters of title disclosed in this Lease; (b). Sunshine has good, right and full power to lease and to convey the interests described in this Lease; (c) the Property is free and clear of all liens, claims and encumbrances except as otherwise

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provided in this Lease; (d) Sunshine shall not commit any act or acts which will encumber or cause a lien to be placed on the Property.

2.2 At any time while this Lease is in force and effect a third party asserts a claim of ownership in the Property or the Minerals which is adverse to the interest of Sunshine, Sterling may deposit any payments which would otherwise be due to Sunshine hereunder into escrow, and give notice of such deposit to Sunshine. In the event of a dispute as to ownership of the Property, the Minerals, the surface of the Property, the lease payments may be deferred until twenty (20) days after Sterling is furnished satisfactory evidence that such dispute has been finally settled, and all provisions as to keeping this Lease in force shall relate to such extended time for payment.

2.2.1 In the event of such a claim, the parties shall negotiate, in good faith, to determine the amount to be placed in escrow, taking into account the nature of the claim.

SECTION 3. LEASE; POSSESSION, CONTROL.

3.1 Sunshine hereby leases to Sterling the Property, including all mineral and ore in place and any other mineral values.

3.2 On the Effective Date and subject to the tenors and conditions of this Lease, Sterling shall have exclusive right to explore, develop and mine the Property through the term of this Lease and any. extension thereof, unless the term of this Lease is terminated pursuant to Sections 15 or 17 hereof.

3.2.1 During the term of this Lease the rights granted to Sterling include the exclusive right to explore, develop and mine the property; to extract ore; to mill the same; to apply such other metallurgical processes as are deemed necessary; and to market the ore or concentrates derived from the Property; and to retain the proceeds from the sale of such ore, concentrates or other substances.

3.3 Sunshine acknowledges that during the term of this Lease all decisions with respect to exploration, development and mining of the Property, and with respect to the character of the work performed thereon by Sterling under the terms of this Lease shall be solely those of Sterling, whose only obligation to Sunshine in this regard is that such work will be performed in a sound miner-like manner.

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3.4 Sunshine acknowledges and aggress that all ore, concentrates, metals or other mineral substances produced from the Property shall be the property of Sterling, subject only to Sterling’s obligation to make annual lease payments as set forth herein. Sterling may dispose of such ore, concentrates, metals .or other mineral substances in such manner and by such means as Sterling, in its sole judgment, may determine. Disposal of these materials will be in accordance with any applicable Federal, State, or local laws.

3.5 Sunshine retains the timber rights to the surface properties. Sterling will be allotted twenty-five percent (25%) of the net proceeds. Additionally, if and when the mine is operated, Sterling will have the right to use the lay-down areas, waste rock disposal areas, and tailings ponds retained by Sunshine.

SECTION 4. TERM; RENEWAL.

4.1 Subject to termination as provided herein, this lease shall be for a period of fifteen (15) years commencing on the Effective Date.

SECTION 5. OTHER REPRESENTATION’S AND WARRANTIES OF SUNSHINE.

5.1 Sunshine represents and warrants to Sterling that:

5.1.1 It has possessory title to the Property free and clear of all equities, encumbrances or claims of adverse ownership, except as disclosed in this Lease.

5.1.1.1 The foregoing representation and warranty is limited as follows:

(a) For the time period regarding events and /or activities occurring from March 2002 to the present, there are no limitations to the warranty set forth in Section 5.1.1.

(b) For the time period regarding events and/or activities occurring prior to March 2002, Sunshine only represents and warrants that it believes it has possessory title as described in Section 5.1.1.

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5.1.2 There are certain Royalty Agreements in effect, a copy of which has been furnished to Sterling and is recorded as Shoshone County Instrument No. 39123.

5.1.3 So long as Sterling shall perform the covenants required to be performed by it hereunder, Sterling shall have peaceful and quiet use and possession of the Property without hindrance on the part of Sunshine, and Sunshine warrants and defends Sterling in such peaceful and quiet use and possession at the sole cost and expense of Sunshine.

5.1.4 Subject to the disclosures set forth in 5.1.1 and 5.1.2, there are no liens and encumbrances applicable to the Property.

5.1.5 On the Effective Date, this Lease shall have been fully authorized and approved by a majority of the Board of Directors of Sunshine, and signed by an Officer of Sunshine. Sunshine’s Board shall provide adequate evidence that said Officer has authority to sign on behalf of Sunshine.

5.1.6 Sunshine covenants that Sunshine will not do or permit to be done any act which would or might hinder or impair the rights of Sterling to exercise any right granted to Sterling under this Lease, or to acquire all rights, title and interests in and to the Property pursuant to Sterling’s option set forth in Section 20.

5.1.7 Sunshine is not aware of, nor has it received notice from, any governmental agency of any condition existing on the Property or created by Sunshine which is or might be a violation of any applicable law, regulation or ordinance.

5.1.8 Sunshine is not a “foreign person” as defined under Section 1445(f) of the Internal Revenue Code.

SECTION 6. FURTHER COVENANTS WARRANTIES AND REPRESENTATIONS:

6.1 Each of the parties covenants, warrants and represents for itself as follows:

6.1.1 That each has complied with all applicable laws and regulations of any governmental body, Federal, State or local, regarding the terms of this Lease and the performance thereof,

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6.1.2 That each party is unaware of any lawsuits or proceedings pending or threatened, except that which is disclosed in this Lease, which affect its ability to perform the terms of this Lease,

6.1.3 That each has the full right, title and authority to enter into this Lease, and to perform the same in accordance with its terms. Neither this Lease, nor its performance, violates or constitutes a default under the provisions of any other agreement to which it is a party or otherwise bound,

6.1.4 That they have not utilized the services of a broker or a finder in the negotiation and/or execution of this Lease, and that they have not incurred any obligation to pay a broker’s commission or finder’s fee upon the execution and consummation hereof,

6.1.5 That each shall pay all costs and expense incurred or to be incurred by it in negotiating and preparing this Lease, and in closing and carrying out the transactions contemplated by this Lease. No party is responsible for any portion of expenses or costs incurred or borne by the other.

SECTION 7. STERLING’S MINIMUM WORK OBLIGATION.

7.1 Drone, other than to comply with applicable Federal and State laws.

SECTION 8. ROYALTIES.

8.1 Sterling shall pay no production or advance royalties to Sunshine.

SECTION 9. LEASE PAYMENTS.

9.1 Within fifteen (15) days of execution of this Lease, Sterling shall pay the sum of fifty thousand ($50,000.00) dollars and an additional fifty thousand ($50,000.00) dollars within forty-five (45) days. Commencing five (5) months from the Effective Date, Sterling shall pay ten thousand ($10,000.00) dollars per month and ten thousand ($10,000.00) dollars every month thereafter while this Lease is in effect.

9.2 There is due and owing 1999 Shoshone County real property taxes in the approximate amount of two hundred and fifty-three thousand ($253,000.00) dollars. Sterling shall pay or make arrangements to satisfy said obligation. Provided, however, the parties acknowledge that Shoshone County’s cooperation is necessary in order to pay said taxes. Sunshine filed

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for bankruptcy protection and in the event Shoshone County will not accept payment of the 1999 real property taxes, Sterling may terminate this Lease Agreement, and all sums paid pursuant to Section 9.1 shall immediately be refunded to Sterling.

9.2.1 Sterling shall also pay the 2000, 2001, and 2002 real property taxes in a timely manner to prevent the Property from being tax deeded to Shoshone County.

9.2.2 In the event this Lease is terminated prior to Sterling being required to pay the 2000, 2001 and 2002 real property taxes, Sterling shall be under no obligation to pay said taxes.

9.3 Sterling shall also transfer two million (2,000,000) shares of Sterling common stock to Sunshine and Sunshine agrees it shall not sell more than one hundred thousand (100,000) of said stock in any calendar quarter. Said transfer shall be subject to all S.E.C. rules, regulations and restrictions. Further, Sterling shall be afforded a reasonable time, not to exceed ninety (90) days to increase its capitalization to issue said shares.

9.3.1 Presently Sterling has fully issued all its authorized capital. If Sterling increases its authorized capital and subsequently offers by applicable exemption (i.e. - non-public offering) any common shares of Sterling, which results in more that ten million (10,000,000) shares but less than fifteen million (15,000,000) shares outstanding, Sunshine shall have the option to purchase sufficient shares equal to twenty percent (20%) of the exempted placement at the same cost to the other offerees. Sunshine shall have ten (10) days to purchase after notice. Notice shall be provided pursuant to Section 19. This option only applies to non-public offerings and placements.

9.4 Utilities. Sterling shall be responsible for all utilities applicable to the Property.

SECTION 10. REPORTS; INSPECTION.

10.1 Sterling will furnish Sunshine, upon request, adequate progress reports concerning the character and amount of work performed by Sterling on the Property. Such reports shall not be furnished more than twice a year.

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10.2 Sunshine’s authorized representatives may during normal business hours inspect the Property by providing at least even five (5) days written notice, unless exigent circumstances require shorter notice.

10.2.1 Entry upon the Property by Sunshine or its authorized representatives shall be Sunshine’s risk. Sunshine indemnifies and holds Sterling harmless from any claim, damage or demand by reason of injury to Sunshine’s representatives, invitees or the like, incurred as a result of their inspecting the Property.

SECTION 11. BOOKS AND RECORDS.

11.1 Sterling shall maintain at the office of the Sunshine Mine or such other office within the County of Shoshone, records and accounts consistent with those ordinarily kept by mining companies, covering operations on the Property, including the mining, milling other metallurgical processing. Such books, records and accounts to be kept in accordance with generally accepted principles and practices of accounting.

11.2 The books and records of Sunshine insofar as they relate to operations on the Property pursuant to this Lease shall be open to the inspection of Sunshine or its duly authorized representatives during regular business hours of Sterling. The primary purpose of these records is to enable Sunshine to verify Sterling’s compliance with Federal and State law in connection with Sterling’s duties under this Lease.

SECTION 12. PLANT AND EQUIPMENT.

12.1 All machinery and equipment having a cost in excess of five thousand ($5,000.00) dollars, and all inventory or other supplies acquired by Sterling after the Effective Date exclusively for operations on the Property subject to this Lease shall be owned by Sterling and shall rest solely in Sterling.

12.2 On the termination of this lease all property acquired pursuant to Section 12.1 shall be subject to an option in Sunshine to purchase the same within sixty (60) days from the date of termination at its then market value determined by an independent appraisal.

12.2.1 In the event Sunshine does not elect to purchase the property, Sterling shall have ninety (90) days after the expiration of Sunshine’s option to remove the same from the Property.

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12.2.2 All property not removed within the ninety (90) day period shall be deemed abandoned to Sunshine.

SECTION 13. TAXES; LIENS; COMPLIANCE WITH LAWS.

13.1 Sterling and Sunshine shall each pay its own Federal and State taxes on its income attributable to the Property and any other tax in the nature of an excise.

13.2 Sterling shall pay before delinquency all ad valorem, property taxes and other governmental charges applicable to the Property herein leased, both real and personal, which if failed to be paid when due could result in a lien upon the Property, excepting herefrom the real property taxes which are delinquent as of the Effective Date. Sterling’s failure to keep current the future real property taxes is excused until all delinquencies on the Effective Date are cured.

13.3 Sterling shall keep the Property free and clear of all liens and encumbrances, but may in good faith contest the validity or amount of any lien which may be levied against the Property.

13.4 Delivery of Tax Notices: If Sunshine receives tax bills or claims which are Sterling’s responsibility, Sunshine shall promptly forward them to Sterling for appropriate action, and if they are not received by Sterling at least ten (10) business days before any payment is due, Sterling shall not be responsible for any interest, penalty; charge, expense, or other liability arising from late payment. Sunshine agrees to indemnify and save harmless Sterling from all of the interest, penalties, charges, expenses or liabilities that may be incurred by Sterling from time to time as a result of Sunshine’s failure to promptly forward tax bills or claims to Sterling.

13.5 Sterling, in conducting operations on the Property, shall comply with all Federal, State and local laws and regulations pertaining to operations on the Property. Sterling will indemnify and hold harmless Sunshine for any fines, levies, or other expenses related to Sterling’s possession of the Property. This includes reasonable attorney’s fees and defense expenses.

13.6 Compliance with Federal Land Policy and Management Act: Annual Assessment Work: Patent Application and Conversion of Claims:

13.6.1 Compliance with Federal Land Policy and Management Act: Sunshine represents and warrants that (a) all of the mining claims have been posted in accordance with the mining laws of the United States

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and the State of Idaho, and in accordance with local customs, rules and regulations; and (b) none of the mining claims are subject to invalidation or forfeiture as a result of any failure to comply with. the Federal Land Policy and Management Act of October 21,1976 (“FLPMA”, as amended) and the regulations promulgated thereunder or as a result of any other act or omission of Sunshine.

13.6.2 Annual Assessment Work: Beginning with the annual assessment work period ending September 1st, and for each annual assessment work period commencing during the term of this Lease, Sterling shall perform for the benefit of the Property work of a type customarily deemed applicable as assessment work) and of sufficient value to satisfy the annual assessment work requirements of all applicable , state and local laws, regulations and ordinances, and shall prepare evidence of the same in a form proper for recordation and filing, and shall timely record and/or file such evidence in the appropriate state and local office as required by applicable , state and local laws, regulations and ordinances, provided that if Sterling elects to terminate this Lease before July 1 of any year, it shall have no further obligation hereunder to perform annual assessment work, nor to prepare, record and/or file evidence of the same with respect to that. year.

13.6.3 Miner Waiver of Maintenance Fee: Sunshine agrees to cooperate, if necessary, with Sterling in an application to the Bureau of Land Management and the appropriate county to qualify, if possible, said mining claims for the small miner waiver of the $100.00 per mining claim Bureau of Land Management annual maintenance fee. In the event that the small miner waiver is not obtained, Sterling agrees to pay to the Bureau of Land Management on/or before August 15th the $100.00 per mining claim “annual advance maintenance fee” for each assessment year throughout the term of this lease, and provide Sunshine with evidence of such payment on/or before the 15th day of August of each assessment year.

13.6.4 Patent Application: Sterling may, at its expense, seek to patent in Sunshine’s name any and all unpatented mining claims which are part of the Property. Sunshine pledges full cooperation to Sterling in executing any documents necessary to accomplish patenting if so desired by Sterling. If Sterling begins patent proceedings and Sterling desires to discontinue them, or if this Lease is terminated while patent proceedings are pending, Sterling shall have no further obligation with respect thereto, except to notify Sunshine of its actions and provide

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Sunshine with all relevant documentation; to pay any unpaid expenses accrued in such proceedings prior to its request to discontinue, or prior to termination, whichever occurs first. If the patent application results in cancellation of any unpatented claims, Sterling shall not be liable for any claims, losses or damages resulting from such cancellation. All patents shall be part of the Property and the parties will promptly, after issuance of each patent, execute and deliver an addendum to this Lease and a memorandum of this Lease to such effect.

13.6.5 Conversion of Claims: If the mining laws applicable to the unpatented mining claims subject to this Lease are amended or repealed, and if in either case the interests of Sunshine in the unpatented mining claims are converted or authorized to be converted, the interest of Sterling in the unpatented mining claims, as amended or converted, shall be subject to and shall constitute the Property subject to this Lease. If, pursuant to any amendment of the mining laws, Sunshine is granted the right to convert its interest in the unpatented mining claims comprising the Property to a permit, license, lease, or other right or interest, Sterling may, in Sterling’s discretion and in Sunshine’s name, elect such conversion. If after Sterling provides notice to Sunshine that Sterling desires that such a conversion occur, and Sunshine fails upon Sterling’s request for fourteen (14) days, Sterling may seek such a conversion, Sunshine’s name, and Sunshine shall not oppose the action. Sunshine shall bear the cost of the application for such conversion; however, Sterling shall, during the tern of this Lease, pay all periodic payments required to preserve or maintain such converted interest, including without limitation, permit, license, lease, holding fees or other periodic payments. On the grant or issuance of such converted interests or rights, the parties shall execute and deliver an addendum to this Lease by which such converted interests or rights are expressly made subject to the Lease.

SECTION 14. OPEN GROUND WITHIN PROPERTY.

14.1 In the event it is subsequently discovered that mineral rights to parcels of ground within the exterior boundaries of the Property after the Effective Date of this Lease are open or otherwise not under the control of Sunshine, Sterling shall, at its sole option, locate, acquire or otherwise gain control of the same in the name of Sunshine, and the same shall automatically become a part of the Property.

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14.2 Sterling shall have the right in the name of Sunshine to remedy any defects of title in Sunshine as Sterling, in the sole judgment, shall deem necessary to secure Sterling and/or Sunshine’s tenure and sublet.

14.3 In the event that adverse or favorable claims of extralateral rights appear which may act to the detriment or benefit of the Property, Sterling shall have the right to defend or pursue such claims in the name of Sterling to the extent that Sterling, in is sole judgment, shall deem advisable. Sterling shall immediately notify Sunshine in writing of the extralateral rights conflict and its decision concerning further litigation of the problem. Sunshine shall at its own expense have the right to retain its own independent counsel to participate in any proceedings, including litigation, and Sterling’s counsel shall work with and keep Sunshine’s counsel fully advised of all phases of the proceedings and shall make available to Sunshine’s counsel all records, files, research and other information required to permit Sunshine to make sound judgments in these proceedings. Sterling shall consult with Sunshine during the .defense or pursuit of such claims, and Sunshine shall hold Sterling harmless for Sterling’s actions or omissions in defense or pursuit of such claims or in the recognition and knowledge of such claims.

14.3.1 Should Sterling elect not to defend or pursue such claims as come to its attention, or to withdraw from such defense or pursuit, Sterling will promptly notify Sunshine. Sunshine may then defend or pursue such claims at its sole discretion; bearing all costs, suffering all penalties or enjoying all recoveries as it may effect.

14.4 With the express approval of Sunshine, Sterling shall have the right to amend or relocate in the name of Sunshine any of the unpatented mining claims subject to this Lease, which Sterling deems advisable to so amend or , relocate. All amended or new locations shall be part of the mining claims subject to this Lease, and the parties will promptly, after amendment or location of such claims, execute and deliver an addendum to this Lease, and an amended memorandum of this Lease to such effect.

SECTION 15. STERLING’S RIGHT TO TERMINATE.

15.1 Sterling shall have the absolute right to terminate this Lease and to surrender the Property to Sunshine by giving Sunshine written notice thereof at least ninety (90) days prior to the date of termination, provided:

15.1.1 Upon such termination the Property will revert to Sunshine free of any liens or encumbrances incurred after the

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Effective Date and as a result of Sterling’s operations on the Property. Sterling shall immediately surrender the Property and all payments made to or on behalf of Sunshine are nonrefundable.

15.1.2 In the event Sterling has initiated any legal proceedings on behalf of Sunshine it shall conclude such action notwithstanding termination of this Lease, and shall be entitled to participate in and be - entitled to recover its costs and expenses (including attorney fees) in obtaining such judgment or settlement.

15.1.3 Sunshine acknowledges the Property was in a closed and shut down condition on the Effective Date. Sterling shall not be required on termination to return the Property in any better condition or in an operating condition.

15.2 In the event Sterling terminates this Lease, evidence of such termination shall be in recordable form.

15.3 Upon termination and surrender of the Property, Sterling shall have no further financial liability to Sunshine, except as otherwise provided in this Lease.

SECTION 16. FORCE MAJEURE.

16.1 If either Sunshine or Sterling should be prevented or delayed from performing any of the obligations of this Lease by reason of acts of nature, strike or threat of strike, fire, flood, delay in transportation or insurrection, mob violence, requirement or regulation of government, unavoidable casualties, shortage of labor, equipment, material, plant breakdown or other disabling causes or for any reason which cannot be reasonably overcome by the means normally employed in performance or any other reasonable cause or causes, then in such event any such failure to perform shall be excused and not be deemed a breach of this Lease, and performance of said obligations shall be suspended during such period of disability, and the time for performance of said obligations shall be extended for the period of disability.

16.2 The invocation of this Section shall not be construed to suspend the Lease Payments.

16.3 This section does not apply for environmental or safety related measures that must be undertaken to protect the environment, the property, or the safety of others.

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SECTION 17. DEFAULT; SUNSHINE’S RIGHT ON DEFAULT.

17.1 This Lease is upon and subject to the condition that, if Sterling shall:

(a) Fail to make a required payment of money to Sunshine within forty-five (45) days after the same shall become due (upon which a late payment fee of five percent (5%) will also be due), and within fifteen (15) days after Sunshine shall have given written notice of deficiency therein; or

(b) Fail to observe and perform faithfully any : of the other covenants or agreements herein contained on the part of Sterling to be observed and performed, and any such default shall continue for a period of ninety (90) days after Sunshine shall give Sterling written notice of such failure;

that, after the expiration of such periods of time, Sunshine may declare Sterling in default.

17.2 In the event of default by Sterling pursuant to Section 17.1, and such default is not cured within the times provided in said Section, Sunshine may file suit to obtain a judicial determination of the alleged default.

17.3 The sole remedy of Sunshine for Sterling’s failure to make Lease Payments shall be termination of this Lease and Sunshine waives any claims for damages it may have against Sterling for its failure to perform this Lease.

17.4 In the event Sterling is contesting any claimed default by Sunshine in good faith, and the same is unresolved for a period of sixty (60) days, either party may seek mediation under Rule 16(k) of the Idaho Rules of Civil Procedure to resolve the dispute. Said mediation shall require at least twenty-four (24) hours of mediation. In the event mediation is unsuccessful, Sunshine may seek a judicial determination with respect to the alleged default, but in such event no action with respect to curing any alleged default need to be taken by Sterling until the matter is finally adjudicated or otherwise resolved. During the period of dispute if said dispute involves the obligation of Sterling to make payments to Sunshine, Sterling shall make the payment into escrow to be held until the dispute is resolved.

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17.4.1 During resolution of any default, Sterling’s other performances of this Lease are not excused.

17.5 Upon notice of default and Sterling’s failure to cure or exercise its rights in this Section 17, Sunshine shall have the right to enter upon and take possession and control of the Property. Any property belonging to Sterling will be removed or secure at Sterling’s expense, and after forty-five (45) days, may be sold to cover the expenses of the secured properties.

SECTION 18. RECORDATION.

18.1 On the Effective Date an executed and acknowledged Memorandum of this Lease shall be placed of record in the records of Shoshone, County, Idaho.

SECTION 19. NOTICE.

19.1 Notices to the parties to this Lease shall be in writing and shall be effective when delivered, or if mailed, shall be effective on the date following mailing by certified mail addressed to the party indicated below or at such other address as the party may indicate to the other in writing:

Sunshine:	Sunshine Precious Metals, Inc. Kellogg, Idaho 83837	and	R. Mori 9945 Benson Ferry Rd. Galt, California 95632

Sterling:	Sterling Mining Company 411 Coeur D’ Alene Avenue, 1-A Coeur d’ Alene, Idaho 83814

SECTION 20. INUREMENT; ASSIGNMENT; OPTION TO LESSEE.

20.1 This Lease shall be binding upon and inure to the benefit of the parties hereto and their successors and assigns.

20.2 Sterling may only assign its interest, or a portion thereof, in this Lease to any third party with the express written’ consent of Sunshine, which consent shall not be unreasonably withheld. The third party shall accept and covenant to Sunshine that it will perform the obligations as if it were a party to this Lease.

20.3 Option to Purchase. During the term of this Lease, including any renewals thereof and provided this Lease is in good standing, Sterling is hereby granted an Option to Purchase the Property. Sterling shall provide

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60 (60) days notice to Sunshine of its intent to exercise this option. Notice shall be given as provided in paragraph 19 above.

20.3.1 Option Price. The price to be paid to Sunshine for the Property shall be as follows:

(1) If the thirty(30) day averaged New York spot price of silver measured from the date of Notice is under four dollars and fifty cents ($4.50) per ounce - three million ($3,000,000.00) dollars, cash at closing;

(2) If the thirty(30) day averaged New York spot price of silver measured from the date of Notice is between four dollars and fifty-one cents ($4.51) and four dollars and ninety-nine cents ($4.99) per ounce - four million ($4,000,000.00) dollars, cash at closing; or

(3) If the thirty(30) day averaged New York spot price of silver measured from the date of Notice is five dollars and no cents ($5.00) and above, per ounce - five million ($5,000,000.00) dollars, cash at closing.

20.3.2 Upon exercise of the Option, Sunshine shall convey by appropriate instruments, disclosing marketable title, all of the Property to Sterling, and Sterling shall not be required to make any further lease payments.

20.4 Any sale or assignment of the Property, or of this Lease by Sunshine shall be subject to the terns and provisions of this Lease.

SECTION 21. COURT OF COMPETENT JURISDICTION.

21.1 If any question shall at any time or times arise between the parties hereto with respect to any matter or thing whatsoever, covered by or pertaining to this Lease, such question or questions shall be settled and disposed of, if possible, by an exchange of letters between the parties involved; but if such question or questions - cannot be so settled and disposed of as provided in this Lease, then and in such event either party may submit such question or questions by bringing appropriate action in the lowest Idaho state court of competent jurisdiction. The decision by such court shall be final unless - a party who shall not be satisfied with such decision shall, within the time allowed for appeals by the Idaho Rules of Appellate Procedure, resort to further court action.

21.2 With respect to any dispute hereunder, no violation by any part hereto of any of the terms of this Lease shall be deemed to have occurred unless and until a decision to such effect shall have been rendered by such court.

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21.3 For any action the prevailing party shall be entitled to reasonable attorney’s fees. Venue for any action, shall lie in Shoshone County, Idaho.

21.4 If any part, term or provision of this Lease is held by a court of competent jurisdiction to be illegal or in conflict with any law of the United States or any state, the validity of the remaining portions or provisions shall not be affected and the rights and obligations of the parties shall be construed and enforced as if the Lease did not contain the particular part, term or provision held to be invalid. Provided, however, if severance of provisions of the Lease would frustrate the purpose of the Lease, the parties shall negotiate in good faith to reform the Lease consistent with the terms of the Lease.

SECTION 22. LIABILITIES- NOT A PARTNERSHIP.

22.1 This Lease shall not be deemed to constitute any party, in its capacity as such, the partner, agent or legal representative of any other party, or to create any partnership, reining partnership or other partnership, relationship, or fiduciary relationship between them for any purpose whatsoever.

SECTION 23. CONFIDENTIALITY.

23.1 The data and information, including the terms of this Lease, coming into the possession of either party by virtue of this Lease, shall be deemed confidential, and shall not be disclosed to outside third parties except as may be required to publicly record or protect title to the Property, or to publicly announce and disclose information under the laws and regulations of the United States, any state or local government or any country, or under the rules and regulations of any stock exchange on which stock of any party, or the parent or affiliates of any party, is listed. the parties agree, with respect to any public announcements (other than those exceptions set forth in the preceding sentence), including the announcement of the execution of this Lease, if any, to inform the other of the contents of the announcement or disclosure in advance of its intention to make such announcement in sufficient time to permit the parties to jointly or simultaneously make a similar public announcement or disclosure if the other party so desires, except that in the event any party anticipates selling or assigning all or a portion of its interest or negotiations to procure loans from third parties are undertaken, such party shall have the right to furnish information to the

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party to whom such conveyance or assignment is anticipated, or with whom such negotiations or cans are under-taken, upon obtaining from such party an agreement to hold confidential any information so furnished. Nothing in this Lease shall limit or restrict the right of the parties to provide, deliver or release to parent companies, companies with a common parent, subsidiary companies, affiliated or related companies and/or coventurers the data and information, including the terms of this Lease, coining into the possession of the parties by virtue of this Lease.

SECTION 24. MISCELLANEOUS.

24.1 This Lease shall be governed and interpreted in accordance with the laws of the State of Idaho.

24.2 This Lease shall be executed in one or more counterparts, each of which shall constitute one and the same agreement.

24.3 The headings or captions contained in each section of this Lease are for ease of reference and convenience only, and shall not be considered in connection with the construction of this Lease or any section hereof.

24.4 This Lease constitutes the sole understanding of the parties with respect to the subject matter hereof and all prior written or oral agreements or understandings between the parties hereto are incorporated in and are superseded by this Lease. No modification or alteration of the terms. of this Lease shall be binding unless such modification or alteration shall be in writing and executed subsequent to the date hereof by all parties. In the event such modification nor alteration alters the rights granted hereunder, the parties may execute an amended Memorandum of this Lease in a recordable form sufficient under the laws of the State of Idaho to provide notice to third parties. Time is of the essence of this Lease.

24.5 No waiver by either party of any right herein shall be construed a waiver of any such right in the future or any other right in thus Lease.

24.6 Sterling will maintain a liability and property insurance policy in a minimum amount of two million ($2,000,000.00) dollars, with Sunshine named as an additional insured to protect against loss. Insurance shall be obtained within ninety (90) days of the execution of this Lease. Sterling agrees to indemnify and hold harmless Sunshine from any claims and losses arising from personal injury suffered by third parties.

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24.7 This Lease was prepared by the attorney for Sterling. Sunshine acknowledges that said attorney has not been acting as attorney for Sunshine and Sunshine has been provided the opportunity to consult with an attorney of its choosing.

24.8 Sunshine retains the right to ingress and egress over existing roads to access its other properties, if necessary. This retained right is not assignable to other parties.

SECTION 25. CONSENT.

25.1 ARI hereby consents and approves of this Mining and Lease Agreement.

IN WITNESS WHEREOF, the parties hereto have executed this Mining Lease and Agreement the day and year shown above by the undersigned thereunto duly authorized.

SUNSHINE PRECIOUS METALS, INC.		STERLING MINING COMPANY

By:	/s/ ANDREW GRUNDMAN	By:	/s/ RAYMOND DEMOTTE
Title:	Gen’l Mgr.	Title:	President.

AMERICAN RECLAMATION, INC.

By:	/s/ ANDREW GRUNDMAN
Title:	V.P.

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STATE OF IDAHO	)
)
COUNTY OF SHOSHONE	)

On this 6th day of June 2003, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared Andrew Grundman known or identified to me to be the General Manager of Sunshine Precious Metals, Inc., and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

/s/ MICHAEL K. BRANSTETTER
Notary Public in and for the State of Idaho
Residing at: Osburn
My Commission expires: 03/28/06

STATE OF IDAHO	)
)
COUNTY OF SHOSHONE	)

On this 6th day of June 2003, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared Andrew Grundman known or identified to me to be the Vice President of American Reclamation, Inc., and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

/s/ MICHAEL K. BRANSTETTER
Notary Public in and for the State of Idaho
Residing at: Osburn
My Commission expires: 03/28/06

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STATE OF IDAHO	)
)
COUNTY OF SHOSHONE	)

On this 6th day of June 2003, before me, the undersigned, a Notary Public in and for the state aforesaid, personally appeared Raymond DeMotte known or identified to me to be the President of Sterling Mining Company, and the officer that executed the foregoing instrument on behalf of said corporation, and acknowledged to me that such corporation executed the same.

IN WITNESS WHEREOF, I have hereunto set my hand and affixed my Notarial seal the day and year in this certificate first above written.

/s/ MICHAEL K. BRANSTETTER
Notary Public in and for the State of Idaho
Residing at: Osburn
My Commission expires: 03/28/06

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